Cycle Country Announces Major Supply Chain Acquisition

Agreement in Principle Reached with the Largest Supplier,
Transaction Should be Immediately Accretive to Earnings

Milford, Iowa - Cycle Country Accessories Corp. (AMEX: ATC), the outright leader in developing and manufacturing select custom-fitting accessories for the all-terrain vehicle (ATV) and other diversified industry products, announces that it has reached an agreement in principle to purchase Simonsen Iron Works, Inc. www.simonsenironworks.com, the company's largest supplier. Under the terms of the agreement, Cycle Country is to pay $7 million in cash and issue 1.2 million shares of stock to the founders of Simonsen. Updated financial projections will be issued upon the final closing of the transaction.

 "We are very pleased to announce this acquisition" said Mr. Ron Hickman, CEO and President of Cycle Country Accessories. "We feel the addition of Simonsen will allow us to continue to drive our gross margins and overall profits. The fact that we have worked with them for years should allow for a seamless transition. As we go through to closing we will be updating our guidance and increasing our estimated earnings."

About Cycle Country Accessories Corp.
Cycle Country, with over 50% of the worldwide market in several product categories, is the industry leader in the design and manufacturing of custom-fitting accessories for virtually every brand of utility all-terrain vehicles (ATV's).

To view company information, updates, the latest SEC filings or past news releases, go to the company's website at http://www.cyclecountry.com and click on the Investor Relations heading. Please direct any financial questions to David Finke at Magellan Financial Media Group, LLC. (317) 867-2839.

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities of Cycle Country Accessories Corporation, nor shall there be any sale of any such security in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Forward-looking statements: This press release and other statements by Cycle Country may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for earnings and revenues, other future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "estimate," "potential," or future/conditional verbs such as "will," "should" and "could."

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